Exhibit 10.1

CO-OPERATION AGREEMENT

This Co-Operation Agreement (“Agreement”), dated March 7, 2021, is by and between International Flavors & Fragrances Inc., a New York corporation (the “Company”), and Sachem Head Capital Management LP, a Delaware limited partnership (the “Investor”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 14 below.

1. Option to Designate Investor Designee. In the event that, between September 10, 2021 and December 31, 2021, the Investor requests in writing that the Board of Directors of the Company (the “Board”) take the actions specified in clauses (i) and (ii) of this paragraph 1, then as promptly as practicable following such request: (i) the Board will promptly (and in no event later than five days following delivery of such written request) elect Scott Ferguson as a director, or if Scott Ferguson is not affiliated with the Investor, then one director to be designated by the Investor and approved by the Board, which approval shall not be unreasonably withheld or delayed (Scott Ferguson or, if applicable, such other director, the “Investor Designee”, and the date of such election, the “Effective Date”) and (ii) the Board shall take such actions as are necessary to increase the size of the Board by one (1) directorship and elect the Investor Designee to fill the vacancy so created. The Investor Designee shall be required to qualify as Independent and satisfy the Board membership criteria set forth in the Company’s Corporate Governance Guidelines. If the Investor does not exercise its right to request a Board seat between September 10, 2021 and December 31, 2021, then there will be no Investor Designee or Effective Date for purposes of this Agreement.

2. Investor Designee Agreements, Arrangements and Understandings. If the Investor Designee is not an officer, director, partner or employee of the Investor, then the Investor agrees that neither it nor any of its Affiliates (a) will pay any compensation to the Investor Designee regarding such Person’s service on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with the Investor Designee regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person will be compensated for his or her service as a director on the Board or any committee thereof). The Company agrees and acknowledges that the payment by the Investor of compensation to the Investor Designee or any other agreement, arrangement or understanding with the Investor Designee on or prior to the date of this Agreement in connection with his or her potential nomination by the Investor as a director for election to the Board shall not be deemed a violation of this paragraph 2.

3. 2022 Annual Meeting. Subject to the Investor Designee’s consent to serve and assuming the Effective Date has occurred, the Company shall include the Investor Designee on its slate for election as director at the Company’s 2022 Annual Meeting of Shareholders.

4. Investor Designee Information. The Investor Designee shall, in connection with his or her election to the Board and the subsequent nomination for election as a director at the Company’s 2022 Annual Meeting of Shareholders, provide the Company any information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information reasonably requested in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board. If, following the completion of the Company’s initial background review process, the Board learns that the Investor Designee has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud or any act of serious dishonesty, or conduct which could reasonably be expected to cause harm to the Company’s business or reputation, or to the Investor Designee’s ability to perform his or her duties, then the Board may request that the Investor Designee submit his resignation and, in such case, the Investor will cause the Investor Designee to resign from the Board and may select a replacement designee reasonably acceptable to the Board. The onboarding of any Investor Designee will be through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding any other director to the Board, and there will be no procedure, policy or other obstacle implemented with the intent or effect of prejudicing an Investor Designee’s ability to timely join the Board.

5. Company Recommendations at Annual Meetings. In connection with the 2022 Annual Meeting (and any adjournments or postponements thereof), the Company will recommend (and will not change such recommendation in a manner adverse to the Investor Designee) that the Company’s shareholders vote in favor of the election of each of the Board’s nominees (including with respect to the 2022 Annual Meeting, the Investor Designee), solicit proxies for each of the Board’s nominees (including with respect to the 2022 Annual Meeting, the Investor Designee), cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Board’s nominees (including with respect to the 2022 Annual Meeting, the Investor Designee) and otherwise support the Investor Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees.

6. Interim Special Meetings. From the Effective Date until the Company’s 2023 Annual Meeting of Shareholders, the Company shall not call or hold any interim special meeting of shareholders for the purposes of electing, removing and/or replacing directors, unless the Investor Designee agrees otherwise.

7. Voting of Investor’s Shares. In connection with any annual or special meeting of the Company (and any adjournments or postponements thereof) held during the Restricted Period, the Investor will cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by it or its controlling or controlled Affiliates that have not been loaned to Third Parties in the ordinary course of business and which it or such controlling or controlled Affiliates are entitled to vote on the record date for such meeting in favor of (A) the election of directors nominated by the Board; (B) any advisory vote on executive compensation and (C) the ratification of the appointment of the Company’s independent registered public accounting firm; provided that, for the avoidance of doubt, for purposes of this paragraph 7, shares of Company common stock underlying physically-settled swap instruments held by the Investor or its controlling or controlled Affiliates shall not be deemed to be “beneficially owned” by the Investor or its controlling or controlled Affiliates, as applicable.

8. Company Policies. The Investor acknowledges that the Investor Designee, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”), and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company; provided, that Investor Designee (and any of his or her affiliated funds) will be generally free to trade in the Company’s securities during open window trading periods to the same extent that other directors of the Company are free to trade with respect to any particular open window trading period, without the prior approval of the Company. The Company represents and warrants that: (i) all Company Policies currently in effect are publicly available on the Company’s website, described in its proxy statement filed with the SEC on March 24, 2020 or have been made available to Investor and such Company Policies will not be amended prior to the appointment of the Investor Designee without written notice to the Investor and (ii) from the date hereof until the end of the Restricted Period, no changes may be made to the Company Policies, and no new Company Policies may be adopted, in each case, that interfere in any material way with the ability of the Investor and its Affiliates to initiate and hold private communications with Company personnel as permitted in this paragraph 8 or which would in any manner interfere with the ability of the Investor Designee to be elected to or remain on the Board, participate in Board matters or discriminate against the Investor Designee, including that which would result in a shortening of the Investor Designee’s tenure on the Board. Furthermore, the Board will not utilize committees of the Board (including any “executive” or similar committee) for the purpose of discriminating against an Investor Designee or undermining the purpose of this Agreement, and each Investor Designee will have access to all Board committee materials and shall be entitled to be a member of two then existing Board committees requested by the Investor Designee. Notwithstanding anything to the contrary contained in this Agreement, during the Restricted Period, the Investor and its Affiliates (excluding the Investor Designee in his or her capacity as a director of the Company) may initiate and hold private communications regarding the Company and its Affiliates only with (a) any Third Party so long as such communications do not violate the terms of this Agreement (including without limitation paragraph 12) and would not reasonably be expected to require any public disclosure thereof by the Investor or its Affiliates, the Company or any Third Party and (b) any member of the Company’s board of directors, chief executive officer, chief financial officer, general counsel or SVP of Investor Relations (collectively, the “Contact Personnel”), in each case, only so long as such private communications do not violate the terms of this Agreement (including without limitation paragraph 12) and would not reasonably be expected to require any public disclosure thereof by the Investor or its Affiliates or the Company. The Investor acknowledges and agrees that the Contact Personnel may engage in discussions with the Investor and its Affiliates subject to, and in accordance with, the terms of their fiduciary duties to the Company and the Company Policies. The Investor acknowledges that neither it nor the Investor Designee will have access to Board materials prior to the time that such materials are provided to the Board generally.

9. Company Information. Notwithstanding anything to the contrary contained in this Agreement, none of the confidentiality provisions contained in the Company Policies or any other provision contained in any other document, agreement or policy of the Company or its subsidiaries shall be deemed to restrict the Investor Designee from sharing any information provided by the Company or any of its subsidiaries to the Investor Designee in connection with his or her service as a director (such information and any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing or based upon such information, in whole or in part, “Company Information”) with any of Investor’s employees or advisors who need to know such Company Information for the purpose of assisting Investor in evaluating and monitoring its investment in the Company, and the Investor Designee is expressly permitted to share Company Information with such employees and advisors; provided, that, such employees or advisors shall maintain the confidentiality of Company Information to the same extent as required of the Investor Designee as a director of the Company; provided, further, that if such employees or advisors fail to maintain the confidentiality of Company Information in accordance therewith, Investor shall be responsible for any non-compliance by such employees or advisors. Furthermore, subject to paragraph 11, nothing in this Agreement or the Company Policies shall restrict or limit the ability of Investor from engaging in a proxy contest, it being agreed that the Investor and its representatives shall be entitled to disclose that portion of (and only such portion of) Company Information required to be disclosed by applicable law in order to engage in such a proxy contest.

10. Press Releases; SEC Filings. Promptly following the execution and delivery of this Agreement, the Company shall issue the press release in the form agreed with the Investor (the “Company Press Release”), and no party shall make any statement inconsistent with the Company Press Release in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Investor.

11. Standstill. From the Effective Date until the Expiration Date or until such earlier time as the restrictions in this paragraph 11 terminate as provided herein (such period, the “Restricted Period”), the Investor will not, and will cause its controlled Affiliates and their principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a) engage in any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(b) knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the voting of any securities or the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c) form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investor with respect to Voting Securities now or hereafter owned by them;

(d) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities of the Company, or rights or options to acquire any Voting Securities of the Company if such acquisition would result in the Investor having beneficial ownership of more than 4.99% of the Company’s outstanding common stock;

(e) make or in any way knowingly participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investor from tendering shares, receiving payment for shares or otherwise participating in any such transaction (that has not been initiated by the Investor or its Affiliates) on the same basis as other shareholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this paragraph;

(f) enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investor or customary brokerage accounts, margin accounts, prime brokerage accounts or similar accounts, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board or to a Third Party to the extent not restricted from doing so pursuant to paragraph 7;

(g) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board; or (iii) conduct a referendum of shareholders;

(h) make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(i) except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(j) enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investor is prohibited from taking pursuant to this paragraph 11; or

(k) make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;

provided, that (A) the restrictions in this paragraph 11 shall terminate automatically upon the earliest of (i) as a non-exclusive remedy for any material breach of this Agreement by the Company (including, without limitation, a failure to elect the Investor Designee and otherwise constitute the Board in accordance with paragraph 1, or a failure to issue the Company Press Release in accordance with paragraph 10), upon five (5) business days’ prior written notice by the Investor following any such material breach of this Agreement by the Company if such breach has not been cured within such notice period, provided that the Investor is not in material breach of this Agreement at the time such notice is given, (ii) such time as the Company files its definitive proxy statement with the SEC for the 2022 Annual Meeting that does not comply with the terms of this Agreement, (iii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities or all or substantially all of the Company’s assets, (iv) the commencement of any tender or exchange offer (by a person other than the Investor or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s shareholders reject such tender or exchange offer or (v) the adoption by the Board of any amendment to the Certificate of Incorporation or Bylaws of the Company that would reasonably be expected to impair the ability of a shareholder to submit nominations for election to the Board or shareholder proposals in connection with any future Company Annual Meeting of Shareholders, and (B) nothing contained in this paragraph 11 shall prevent the Investor from making (i) any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party, and nothing in this Agreement shall prevent the Company from responding to such statements subject to the obligations of the parties under paragraph 12, or (ii) any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or (iii) any private statement to the Company or any of its representatives so long as such communications would not reasonably be expected to require any public disclosure of such communications . Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 11 shall prohibit or restrict the Investor Designee from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company.

12. Non-Disparagement. From the date hereof until the earlier of the Effective Date and December 31, 2021, and during the Restricted Period, the Company and the Investor shall each refrain from making, and shall cause their respective controlled Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by the Investor: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company: the Investor or any of the Investor’s Affiliates or advisors and any of their respective current or former principals, directors, members, general partners, officers and employees. The foregoing shall not (i) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, (ii) apply to any private communications between the Investor, its Affiliates and its and their respective principals, directors, members, general partners, officers and employees, on the one hand, and the Company or any of Investor’s or its affiliated funds’ limited partner investors or potential limited partner investors, on the other hand or (iii) prior to the Effective Date, apply to any private communications between the Investor, its Affiliates and its and their respective principals, directors, members, general partners, officers and employees, on the one hand, and any Third Party, on the other hand, so long as such communications would not reasonably be expected to result in any public disclosure thereof.

13. Securities Laws. The Investor hereby acknowledges that it and its Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.

14. Defined Terms. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Expiration Date” means the date that is the earlier of (i) if the Effective Date occurs, thirty (30) days after the date on which the Investor Designee ceases to serve on the Board and (ii) thirty (30) days prior to the first day of the time period, established pursuant to the Company’s Bylaws, for shareholders to deliver notice to the Company of director nominations to be brought before the Company’s 2023 Annual Meeting of Shareholders; provided that the Company shall notify Investor in writing of the occurrence of such date on or prior to such date; (e) “Independent” means that a Person shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and the New York Stock Exchange; (f) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “SEC” means the U.S. Securities and Exchange Commission; (h) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (i) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

15. Investor’s Representations and Warranties. The Investor represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Investor, enforceable against it in accordance with its terms; and (b) the Investor has not filed any statement of beneficial ownership on Schedule 13D pursuant to the Exchange Act with respect to the Company.

16. Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the shareholders of the Company; and (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

17. Specific Performance. The Company and the Investor each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

18. Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits and schedules) constitutes the only agreement between the Investor and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

19. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investor and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action arising out of this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 22 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

21. Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

22. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

International Flavors & Fragrances, Inc.

521 West 57th Street

New York, NY 10019

Attn: Jennifer A. Johnson

Email: Jennifer.A.Johnson@iff.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Louis Goldberg

H. Oliver Smith

Email: louis.goldberg@davispolk.com

oliver.smith@davispolk.com

If to the Investor:

Sachem Head Capital Management LP

250 West 55th Street, 34th Floor

New York, NY 10019

Attn: Michael D. Adamski, General Counsel

Email: Michael@sachemhead.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attn: Richard Brand

Joshua Apfelroth

Email: Richard.Brand@cwt.com

Joshua.Apfelroth@cwt.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.

23. Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses

24. Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

25. Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours, INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Andreas Fibig
Name:	Andreas Fibig
Title:	Chairman and CEO

Accepted and agreed to as of the date first written above: SACHEM HEAD CAPITAL MANAGEMENT LP
By:	/s/ Scott D. Ferguson
Name:	Scott D. Ferguson
Title:	Managing Partner